SECURITIES PURCHASE AGREEMENT

This Agreement dated as of October 2, 2007 is entered into by and between Myotech, LLC, a New York limited liability company (the “Company”) and Biophan Technologies, Inc., a Nevada corporation (the “Purchaser”).
WHEREAS, the Purchaser currently owns 5,408,194 Class A Units of the Company (the “Class A Units”) in accordance with that certain Amended and Restated Operating Agreement of the Company, effective as of December, 2005 (the “Operating Agreement”) and pursuant to a Securities Purchase Agreement effective as of December, 2005 (the “Original Purchase Agreement”); and

WHEREAS, the Purchaser desires to increase its ownership interest in the Company by receiving and purchasing additional Class A Units, and the Company desires to issue and sell additional Class A Units to the Purchaser pursuant to, and in accordance with, this Agreement; and

WHEREAS, in connection with the execution and delivery of this agreement the Purchaser and the Company wish to further amend and restate the Operating Agreement (as so amended and restated, the “Amended Operating Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.  Sale of Units.

1.1  Initial Sale of Units. The Company hereby agrees to sell and issue to the Purchaser on the Initial Closing Date and the Purchaser hereby unconditionally agrees to purchase from the Company on the Initial Closing Date an aggregate of 5,000,000 Class A Units (the “Initial Closing”) in exchange for prior consideration provided by the Purchaser to the Company.

1.2  Second Sale of Units.

(a) Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell and issue to the Purchaser and the Purchaser hereby unconditionally agrees to purchase for cash, an aggregate of 4,316,547 Class A Units for an aggregate purchase price equal to $1,200,000 (the “Second Purchase Price”). The Purchaser shall pay the Company (a) $100,000 of the Second Purchase Price upon execution of this Agreement, (b) $100,000 of the Second Purchase Price on or before October 12, 2007, and (c) the remaining $1,000,000 of the Second Purchase Price, subject to adjustment in accordance with Section 1.2(b), on or before the earlier of: (i) November 1, 2007, or (ii) the date that is five days after the closing of the transactions contemplated by that certain Intellectual Property Assignment Agreement, dated August 6, 2007, by and between the Purchaser and Medtronic, Inc. Payments of the Second Purchase Price shall be made by wire transfer of immediately available funds to an account designated by the Company. Promptly following receipt by the Company of the total Second Purchase Price payments, but in no event later than three (3) business days after such receipt, the Company shall deliver to Purchaser a certificate representing the applicable number of Class A Units based upon a purchase price per unit equal to $0.2780 (the “Second Closing”).

(b) The Purchaser will assume and will indemnify the Company from and against the accounts payables of the Company, listed on Schedule 1.2(b) to this Agreement The dollar amount of the obligations assumed by the Purchase in accordance with this Section 1.2(b) shall be deducted from the final payment with respect to the Second Purchase Price pursuant to Section 1.2(a). All accounts payable designated as critical shall be paid or otherwise satisfied within ten business days of the date that the final payment with respect to the Second Purchase Price is due and the remaining accounts payable shall be paid or otherwise satisfied within 30 business days of the date that the final payment with respect to the Second Purchase Price is due.

(c) Except for the payment of existing accounts payables of the Company, pursuant to Section 1.2(b), the proceeds to the Company of the Second Purchase Price will be used for product development and other general corporate purposes.

1.3  Third Sale of Units.

(a) Subject to the terms and conditions of this Agreement, the Company hereby agrees that, upon completion of the Third Closing Obligations (as defined below) the Company agrees to sell and issue to the Purchaser and the Purchaser hereby unconditionally agrees to purchase for cash, an aggregate of 6,180,000 Class A Units for an aggregate purchase price equal to $2,000,000 (the “Third Purchase Price”). Within ten (10) days following receipt of notice from the Company of completion by the Company of the Third Closing Obligations, the Company shall sell and issue to the Purchaser 6,180,000 Class A Units and the Purchaser shall pay the Company $200,000 of the Third Purchase Price and make an additional nine payments of $200,000 on each monthly anniversary thereafter. Promptly following receipt by the Company of the aggregate Third Purchase Price payments, but in no event later than three (3) business days after such receipt, the Company shall deliver to Purchaser a certificate representing the applicable number of Class A Units based upon a purchase price per unit equal to $0.3236 (the “Third Closing”).

(b)  The “Third Closing Obligations” mean that the Company shall have developed (i) a detailed product development plan, and (ii) a detailed monthly budget, which plan and budget shall set forth appropriate quarterly milestones. Notwithstanding any provision herein to the contrary, the Purchaser shall have the right to waive the Third Closing Obligations and call the Third Closing.

1.4  Future Offerings.

(a) The Company hereby agrees that it will not conduct any equity financing (“Future Offerings”) unless it shall have first delivered to the Purchaser, at least twenty (20) business days prior to the closing of such Future Offering, written notice describing the proposed Future Offering, including the terms and conditions thereof and providing the Purchaser an option during the fifteen (15) day period following delivery of such notice to purchase that number of the securities being offered in the Future Offering that the primary purchaser of such securities has agreed to permit the Purchaser to purchase, on the same terms as contemplated by such Future Offering. In the event the terms and conditions of a proposed Future Offering are amended in any material respect after delivery of the notice to the Purchaser concerning the proposed Future Offering, the Company shall deliver a new notice to the Purchaser describing the amended terms and conditions of the proposed Future Offering and the Purchaser thereafter shall have an option during the fifteen (15) day period following delivery of such new notice to purchase the number of the securities being offered that the primary purchaser of such securities has agreed to permit the Purchaser to purchase, on the same terms as contemplated by such proposed Future Offering, as amended. The foregoing sentence shall apply to successive material amendments to the terms and conditions of any proposed Future Offering.

(b) If the Company, at any time within a 12-month period following the Third Closing Date agrees to (and thereafter closes upon) any financing based upon a Class A Unit per unit purchase price lower than $0.3236, but higher than $0.2780, then the number of Class A Units issued in connection with the Third Closing shall be increased to such number that the effective purchase price for such Units is the same as the purchase price for the Class A Units issued in such subsequent financing.. Such adjustment shall be made whenever during such 12 month period Class A Units are issued for such lower price in accordance with such agreements. The Company shall notify the Purchaser in writing, no later than one (1) business day following the issuance of any Class A Units subject to this Section, indicating therein the applicable issuance price and other pricing terms. No adjustment under this Section shall be made as a result of issuances of securities in connection with any option plan that has been approved by the Board of Directors of the Company prior to the date of the Securities Purchase Agreement, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(c) If the Company, at any time within a 12-month period following the Third Closing Date agrees to (and thereafter closes upon) any financing based upon a Class A Unit per unit purchase price lower than $0.2780, then the number of Class A Units issued in connection with the Second Closing and the Third Closing shall be increased to such number that the effective purchase price for the Units issued to Purchaser is the same as the purchase price for the Class A Units issued in such subsequent financing.. Such adjustment shall be made whenever during such 12 month period Class A Units are issued for such lower price in accordance with such agreements. The Company shall notify the Purchaser in writing, no later than one (1) business day following the issuance of any Class A Units subject to this Section, indicating therein the applicable issuance price, and other pricing terms. No adjustment under this Section shall be made as a result of issuances of securities in connection with (i) any option plan that has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company, or (ii) the exercise of any options or warrants issued by the Company prior to the Third Closing Date.

2.  Closings.

2.1  The Initial Closing. Subject to the terms and conditions of this Agreement, the Initial Closing of the sale and purchase of the Class A Units under this Agreement shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006, simultaneously with the execution and delivery hereof or such other time and place as mutually agreed between the Company and the Purchaser (the “Initial Closing Date”). The conditions to the execution of this Agreement and/or the Initial Closing are as follows:

(a)  On or before the Initial Closing Date, the Company, along with the holders of its outstanding Class A Units, as members of the Company, shall execute and deliver the Second Amended and Restated Operating Agreement to the Purchaser, in the form attached hereto as Exhibit A (the “Amended & Restated Operating Agreement”);

(b)  On or before the Initial Closing Date, the Company shall deliver to the Purchaser certificates or other reasonably satisfactory confirmation, as of the most recent practicable dates as to the corporate good standing of the Company issued by the Secretary of State of the State of New York;

(c)  On or before the Initial Closing Date, the Company shall deliver to the Purchaser the Articles of Organization of the Company, as amended and in effect as of the Initial Closing Date, which, if it is reasonably practicable to do so, shall be certified by the Secretary of State of the State of New York;

(d)  Upon the execution of this Agreement, the Company shall deliver to the Purchaser a Certificate of the Secretary of the Company attesting as to (A) the signatures and titles of the officers of the Company executing this Agreement or any of the other agreements to be executed and delivered by the Company at the Initial Closing, and (B) resolutions of the Board of Directors and those members of the Company whose authorization and approval is required under the Operating Agreement, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby;

(e)  Upon the execution of this Agreement, the Company shall deliver to the Purchaser a Certificate, executed by an officer and/or managing member of the Company and dated as of the Initial Closing representing that (i) each representation and warranty of the Company contained in Section 3 shall be true and complete on and as of the date of the Initial Closing with the same effect as though such representation and warranty had been made on and as of that date (for purposes of clarity, the Purchaser shall not be required to consummate the purchase of the Class A Units at the Initial Closing if there is a material adverse change to any representation or warranty on the date of the Initial Closing), (ii) all consents and approvals required to be obtained by the Company have been obtained, and (iii) all closing conditions required to be performed by the Company have been performed as of the Initial Closing;

(f)  Within one business day following the Initial Closing Date, the Company shall deliver to the Purchaser a certificate representing 5,000,000 Class A Units.

(g)  Upon the execution of this Agreement, the Purchaser shall deliver to the Company a Certificate of the Secretary of the Purchaser attesting as to (A) the signatures and titles of the officers of the Purchaser executing this Agreement or any of the other agreements to be executed and delivered by the Purchaser at the Initial Closing, and (B) resolutions of the Board of Directors of the Purchaser whose authorization and approval is required under its certificate of incorporation, bylaws and other documents and agreements to which it is a party or by which it is bound authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby;

2.2  The Second Closing. Subject to the terms and conditions of this Agreement, the Second Closing of the sale and purchase of the Class A Units under this Agreement shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006, upon payment of the aggregate Second Purchase Price or such other time and place as mutually agreed between the Company and the Purchaser (the “Second Closing Date”). The Company shall revise and update the deliverables set forth in Sections 2.1(b), 2.1(c), 2.1(d) and 2.1(e) for the Second Closing and the Purchaser shall revise and update the deliverables set forth in Section 2.1(g) for the Second Closing.

2.3  The Third Closing. Subject to the terms and conditions of this Agreement, the Third Closing of the sale and purchase of the Class A Units under this Agreement shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006, upon payment of the aggregate Third Purchase Price or such other time and place as mutually agreed between the Company and the Purchaser (the “Third Closing Date”). The Company shall revise and update the deliverables set forth in Sections 2.1(b), 2.1(c), 2.1(d) and 2.1(e) for the Second Closing and the Purchaser shall revise and update the deliverables set forth in Section 2.1(g) for the Third Closing.

2.4  Purchaser's Failure to Fund.

(a)  In the event the Purchaser fails to remit funds in accordance with the requirements herein with respect to the Second Closing, then the Purchaser shall return to the Company all of the Units that have been issued to it pursuant to Sections 1.1 and 1.2 of this Agreement, which Units shall be deemed to have been cancelled.

(b)  In the event the Purchaser fails to remit funds in accordance with the requirements herein with respect to the Second Closing or the Third Closing after a three day grace period (a "Funding Default"), then the Company shall have the right, at its option (which may be exercised by the members of the Company’s Board of Directors who are appointed by the Non-Biophan Founders (as defined in the Amended Operating Agreement)), to buy back up to that number of Class A Units determined by multiplying (i) 3,768,488 by (ii) the Repurchase Factor (as defined below), for the consideration set forth in Section 2.4(e) below (the "Repurchase Units"). The Repurchase Factor shall be based upon the following formula:

X =	A
B

Where:                   X = the Repurchase Factor;

A = $12,000,000 minus the aggregate dollar amount that the Purchaser actually paid to the Company in connection with any past, current or future purchase of Class A Units; and

B = $12,000,000.

    (c)  The purchase price for the Repurchase Units shall be based upon the following formula:

For each Class A Unit to be repurchased by the Company, the Company shall transfer to the Purchaser 1.306 ($2.7434 divided by $2.10) shares of common stock of the Purchaser held by the Company.

(d) In addition to the Company’s right to buy back Class A Units from the Purchaser in accordance with Section 2.4(a), in the event of a Funding Default, notwithstanding anything contained in Section 3.21 or the Amended Operating Agreement to the contrary, the members of the Board of Directors of the Company shall be replaced by those individuals that were members of the Board of Directors prior to the execution and delivery of the Amended Restated Operating Agreement and shall thereafter be appointed as provided in the Operating Agreement, and the Amended Operating Agreement shall be further amended to so provide.

3.  Representations of the Company. Except as disclosed by the Company in the Schedules hereto which will be provided by the Company to the Purchaser on or prior to the Initial Closing and at each subsequent Closing, the Company hereby represents and warrants to the Purchaser as set forth in this Section 3. The Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection shall qualify only the corresponding section or subsection of this Section 3, unless otherwise specified.

3.1  Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has full limited liability power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement. The Company has furnished to the Purchaser complete and accurate copies of its Articles of Organization and Operating Agreement, each as amended to date and presently in effect. The Company has at all times complied in all material respects with all provisions of its Articles of Organization and Operating Agreement and is not in default under, or in violation of, any such provision.

3.2  Subsidiaries, Etc. The Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

3.3  Capitalization.

(a)  The issued and outstanding units of the Company (immediately prior to the Initial Closing) consists of (i) 11,285,015 Class A Units, and (ii) 1,043,898 Class B Units.

(b)  Schedule 3.3(b) includes a complete and accurate list, as of the date of the Initial Closing, of the holders of units of the Company, showing the number of units, and the class or series of such units, held by each member and (for units other than Class A Units) the number of Class A Units (if any) into which such units are convertible, both immediately prior to and immediately following the Initial Closing. Schedule 3.3(b) also indicates that all outstanding Class A Units that constitute restricted units or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable member, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding units of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding units of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c)  As of the date hereof, except as set forth on Schedule 3.3(c), the Company has no, and, as of the date of the Initial Closing the Company will not have any: (i) unit option plans or other unit or equity-related plans of the Company (the "Company Unit Plans"), (ii) outstanding options, warrants, subscription rights, convertible securities or other rights to purchase Units ("Company Unit Options") (other than those Class A Units that Purchaser may become entitled to purchase pursuant to the Original Purchase Agreement.(iii) obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its units or any interest therein or to pay any dividend or to make any other distribution in respect thereof (other than distributions for the payment of taxes, if any), and (iv) outstanding or authorized unit appreciation, phantom unit or similar rights with respect to the Company.

(d)  Except for the Operating Agreement, there is no agreement, written or oral, between the Company and any holders of its securities, or, to the Knowledge of the Company, among any holder of its securities, relating to the sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act of 1933, as amended (the "Securities Act"), or voting, of the units of the Company.

3.4  Issuance of Units. The issuance, sale and delivery of the Class A Units in accordance with this Agreement have been, or will be on or prior to the Initial Closing, duly authorized by all necessary limited liability company action on the part of the Company, and all such units have been duly reserved for issuance. The Class A Units when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, and free of restrictions on transfer other than restrictions imposed or created under this Agreement, the Amended Operating Agreement, by applicable law, or by the Purchaser.

3.5  Authority for Agreement; No Conflict. The execution, delivery and performance by the Company of this Agreement and the Amended Operating Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action. This Agreement has been, and the Amended Operating Agreement when executed at the Initial Closing will be, duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, except as may be limited by bankruptcy or other equitable principles. The execution and delivery of this Agreement and the Amended Operating Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance with their respective provisions by the Company will not (a) conflict with or violate any provision of the Articles of Organization or Operating Agreement of the Company, (b) require on the part of the Company any filing with, or any permit, order, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (other than such filings as may be necessary to comply with applicable federal and state securities laws) (each of the foregoing is hereafter referred to as a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

3.6  Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the offer, issuance, sale and delivery of the Units or the other transactions to be consummated at the Initial Closing, as contemplated by this Agreement and the Amended Operating Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Initial Closing and such filings required to be made after the Initial Closing under applicable federal and state securities laws. Based on the representations made by the Purchaser in Section 4 of this Agreement, the offer and sale of the Class A Units to the Purchaser will be in compliance with applicable federal and state securities laws.

3.7  Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company's knowledge, threatened, against the Company or any of the members, which questions the validity of this Agreement, the Amended Operating Agreement or the right of the Company or any of the members to enter into any such agreements, or which might result, either individually or in the aggregate, in a material adverse effect on the business, assets or financial condition of the Company taken as a whole (a "Company Material Adverse Effect"). There is no litigation pending, or, to the best of the Company's knowledge, threatened, against the Company, or, to the Company's knowledge, any of the members, or any of its employees by reason of the past employment relationships of any of the members or employees, the proposed activities of the Company, or negotiations by the Company with possible investors in the Company. The Company is not subject to any outstanding judgment, order or decree. For purposes of this Agreement, the terms "knowledge", "to the best of the Company's knowledge" and similar terms shall mean, with respect to the Company, the actual present awareness of George L. Anstadt, George W. Anstadt, Mark P. Anstadt, Jeffrey L. Helfer, Stuart G. MacDonald, Michael Weiner and Robert Wood, without independent investigation or inquiry and, with respect to any person, the actual present awareness of that person without independent investigation or inquiry.

3.8  Financial Statements. The Company has furnished to the Purchaser a complete and accurate copy of (a) the federal Form 1065 - U.S. Return of Partnership Income of the Company for the year 2006, (b) the reviewed financial statements of the Company as of and for the year ended December 31, 2006 as prepared by Eldredge, Fox, & Porretti, LLP, on the income tax basis of accounting, and (c) interim financial statements as of and for the eight months ended August 31, 2007 (the "Interim Statements") prepared on the income tax basis of accounting by the Company (collectively, the "Financial Statements").

3.9  Absence of Undisclosed Liabilities. The Company does not know of any liability (whether absolute or contingent), except for

(a)  liabilities shown on the balance sheet of the Company (the "Balance Sheet") included in the Interim Statements (the "Balance Sheet Date"),

(b)  liabilities which have arisen since the Balance Sheet Date in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

3.10  Absence of Changes. Since the Balance Sheet Date, there has been no material adverse change in the business, financial condition, or results of operations of the Company, other than changes occurring in the ordinary course of business consistent with prior periods.

3.11  Taxes.

(a)  All Tax Returns required to have been filed by or with respect to the Company have been duly filed.

(b)  Since its organization, the Company has all times been treated as a partnership for U.S. federal income tax purposes. The Company is not and has never been a publicly traded partnership within the meaning of Section 7704 of the Code. No election has been made for the Company to be taxed as a corporation for U.S. federal income tax purposes.

(c)  The Company is not a party to any current agreement extending the time within which to file any Tax Return. No claim has ever been made by any taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d)  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. The Company is not a party to any agreement, plan, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. The Company has not agreed to and is not required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.

(e)  No issues have been raised in any examination by any taxing authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. No Tax Returns of the Company currently are the subject of audit or, pursuant to notification of a pending audit or otherwise, are expected to be audited.

(f)  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. The Company has not received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes. The Company is not a party to any Tax allocation or sharing agreement.

(g)  None of the assets of the Company constitute tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. The Company is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code. The Company has not participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or a "potentially abusive tax shelter" within the meaning of Section 6112(b) of the Code.

(h)  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  "Code" means the Internal Revenue Code of 1986, as amended.

(ii)  "Taxes" means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, escheat, abandoned property, property, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (A).

(iii)  "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.12  Property and Assets. The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the Balance Sheet, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any Security Interest other than those identified in the Balance Sheet or in Schedule 3.12.

3.13  Intellectual Property.

(a)  Schedule 3.13(a) lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor owned by or licensed to the Company and (ii) each Customer Deliverable (as defined below) of the Company.

(b)  The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to develop, use, manufacture, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems (as defined below). The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property (as defined below), and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Schedule 3.13(b)), and no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

(c)  To the Company’s knowledge, none of the Customer Deliverables, or the research and development, marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity, and, to the Company’s knowledge, neither the marketing, distribution, provision or use of any Customer Deliverables currently under development by the Company will, when such Customer Deliverables are commercially released by the Company, infringe or violate, or constitute a misappropriation of, any Intellectual Property rights that exist today of any person or entity. To the Company’s knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Schedule 3.13(c) lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Purchaser complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Purchaser complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

(d)  Schedule 3.13(d) identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as to be described in Schedule 3.13(d), the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Company Intellectual Property.

(e)  Schedule 3.13(e) identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

(f)  The Company has not disclosed the source code for any software developed by it, or other confidential information constituting, embodied in or pertaining to such software, to any person or entity, except pursuant to the agreements to be listed in Schedule 3.13(f), and the Company has taken reasonable measures to prevent disclosure of such source code.

(g)  All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

(h)  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  "Customer Deliverables" shall mean (A) the products that the Company currently manufactures, markets, sells or licenses and (B) the services that the Company currently provides or.

(ii)  "Internal Systems" shall mean the internal systems of the Company that are used in its business or operations, including, computer hardware systems, software applications and embedded systems.

(iii)  "Intellectual Property" shall mean all: (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof; (D) mask works and registrations and applications for registration thereof; (E) computer software, data and documentation; (F) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (G) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (H) copies and tangible embodiments thereof.

(iv)  "Company Intellectual Property" shall mean the Intellectual Property owned by or licensed to the Company and incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

3.14  Insurance. [Intentionally Omitted]

3.15  Material Contracts and Obligations. The Company has made available to the Purchaser copies (or, in the case of oral agreements, accurate summaries) of all material agreements or commitments of any nature (whether written or oral) to which the Company is a party or by which it is bound, including without limitation (a) any agreement which requires future expenditures by the Company in excess of $10,000 per annum or which might result in payments to the Company in excess of $10,000 per annum, (b) any employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, unit option, unit purchase and similar plans and arrangements, (c) any distributor, sales representative or similar agreement, (d) any agreement with any current or former member, officer, director or managing member of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, (e) any agreement under which the Company is restricted from carrying on any business anywhere in the world, (f) any agreement relating to indebtedness for borrowed money, (g) any agreement for the disposition of a material portion of the Company's assets (other than for the sale of inventory in the ordinary course of business), (h) any agreement for the acquisition of the business or securities or other ownership interests of another party or (i) any other agreement that is material to the operations, business or finances of the Company other than this Agreement. . All of such agreements and contracts are valid and binding obligations of the Company and are in full force and effect in accordance with their terms. Neither the Company, nor, to the best of the Company's knowledge, any other party thereto, is in default of any of its obligations under any of such agreements or contracts.

3.16  Compliance. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present business and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or, to the best of the Company's knowledge, of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, which materially adversely affects or, so far as the Company may now foresee, in the future is reasonably likely to result in or have a Company Material Adverse Effect. To the best of the Company's knowledge, none of the members nor any other employee of the Company is in violation of any term of any contract or covenant with the Company relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation.

3.17  Employees.

(a)  The Company has no employees.

3.18  ERISA. The Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

3.19  Books and Records. {Intentionally Omitted]

3.20  Permits. The Company possesses all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity ("Permits") that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the best of the Company's knowledge, no suspension or cancellation of such Permit is threatened and to the Company's knowledge there is no basis for believing that such Permit will not be renewable upon expiration.

3.21  Board of Directors. Prior to the execution and delivery of the Amended Operating Agreement, the members of its Board of Directors are the following persons: Peer M. Portner, Mark P. Anstadt, Michael L. Weiner and Inge Anstadt.

3.23  Disclosures. Neither this Agreement nor any Exhibit hereto, nor the Amended Operating Agreement nor any report, certificate or instrument furnished by the Company to the Purchaser or their counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.24  Publicity. The Company agrees that no disclosure of this Agreement, the Amended Operating Agreement and the transactions contemplated hereunder and thereunder shall be made to any third party without the consent of the Purchaser, except as may be required by law, in which event the Purchaser shall be given an opportunity to review, in advance, the proposed disclosure. The Company agrees that the Purchaser shall be permitted to announce that the parties have entered into this Agreement as and to the extent required by law so long as the Company shall be given an opportunity to review and approve the announcement.

4.  Representations of the Purchaser. The Purchaser represents and warrants to the Company as follows:

4.1  Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement. The Purchaser has at all times complied in all material respects with all provisions of its Certificate of Incorporation and its Bylaws and is not in default under, or in violation of, any such provision.

4.3  Authority for Agreement; No Conflict. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Purchaser and constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, except as may be limited by bankruptcy or equitable principles. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance with their respective provisions by the Purchaser will not (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Purchaser, (b) require on the part of the Purchaser any filing with, or any permit, order, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, (d) result in the imposition of any Security Interest upon any assets of the Purchaser or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

4.4  Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Purchaser in connection with the offer, issuance, sale and delivery of the Class A Units or the other transactions to be consummated at the Initial Closing, as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Initial Closing and such filings required to be made after the Initial Closing under applicable federal and state securities laws.

4.5  Investment. The Purchaser is acquiring the Units for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.6  Accredited Investor. The Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

4.7  Authority. The Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. The Purchaser has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company or acquiring the Class A Units.

4.8  Experience. The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel; the officers and managing members of the Company have made available to the Purchaser any and all written information which it has requested and have answered in writing to the Purchaser's satisfaction all inquiries made by the Purchaser; and the Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and the Purchaser is able financially to bear the risks thereof.

4.9  Publicity. The Purchaser agrees that no disclosure of this Agreement, and the transactions contemplated hereunder shall be made to any third party without the consent of the Company, except as may be required by law, in which event the Company shall be given an opportunity to review, in advance, the proposed disclosure. The Purchaser acknowledges that the Company agrees that the Purchaser shall be permitted to announce that the parties have entered into this Agreement as and to the extent required by law or regulation, so long as the Company shall be given an opportunity to review and approve the announcement.

5.  Indemnification.

5.1  By the Company. The Company hereby indemnifies and holds harmless the Purchaser from and against all claims, damages, losses, liabilities, costs and expenses (including without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following (a "Breach of Warranty"):

(a)  any misrepresentations or breach of any representation or warranty made by the Company in this Agreement;

(b)  any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

(c)  any misrepresentation contained in any statement, certificate or schedule furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

5.2  By the Purchaser. The Purchaser hereby indemnifies and holds harmless the Company from and against all claims, damages, losses, liabilities, costs and expenses (including without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following (a "Breach of Warranty"):

(a)  any misrepresentations or beach of any representation or warranty made by the Purchaser contained in this Agreement;

(b)  any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

(c)  any misrepresentation contained in any statement, certificate or schedule furnished by the Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

5.3  Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 5, the party seeking indemnification (the "Indemnified Party"), shall promptly notify the other party (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party, provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 5.3 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Subsection 5.3.

5.4  Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

5.5  Payment of Indemnification Obligation. All indemnification by a party hereunder (to the extent not satisfied in the manner specified in the preceding sentence), shall be effected, by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability; provided, however, the Purchaser shall permit the Company to sell number of shares of Purchaser Common Stock determined by a fraction, the numerator of which is the amount of the indemnification liability and the denominator of which is the fair market value of a share of Purchaser Common Stock as of the date of determination, in order to remit such cash payment to the Purchaser.

5.6  Survival of Representations; Claims for Indemnification. All representations and warranties in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Initial Closing and any investigation at any time made by or on behalf of the Indemnified Party for a period of 18 months. All such representations and warranties shall expire on the 18-month anniversary of the date of the Initial Closing, except for claims, if any, (a) asserted in writing prior to such 18-month anniversary identified as a claim for indemnification purposes pursuant to this Section 5, or (b) which are based upon fraud by the a party, which shall survive until the earlier of (i) expiration of the applicable statute of limitations and (ii) the date on which the matter is finally resolved.

5.7  Limitation. The Company shall not be liable under this Section 5 until any Losses arising therefrom exceed $50,000 (at which point the Company shall become liable for all Losses under this Section 5 in excess of $50,000). In no event shall the Company be obligated to make payment under this Section 5 in respect of any Losses incurred by Purchaser in excess of the amount of the cash portion of the Purchase Price actually received by the Company hereunder. The indemnification provisions set forth in this Section 5 represent the sole and exclusive remedy of the parties with respect to claims for Losses arising hereunder.

6. Further Covenants.

6.1 Each of the Company and the Purchaser agrees and, in the case of the Purchaser, agrees to cause its designees to the Board of Directors of the Company, to use commercially reasonable efforts to identify and hire a person with applicable Cardiovascular-device experience as the Chief Executive Officer of the Company.

6.2 Each of the Company and the Purchaser agrees and, in the case of the Purchaser, agrees to cause its designees to the Board of Directors of the Company, to prepare and approve, as soon as is practicable, a detailed product development plan for the Company that satisfies the requirements of Section 1.3(a).

6.3 Each of the Company and the Purchaser agrees and, in the case of the Purchaser, agrees to cause its designees to the Board of Directors of the Company, to prepare and approve, as soon as is practicable, a detailed monthly budget, including appropriate quarterly milestones, for the Company that satisfies the requirements of Section 1.3(a).

6.4 The Purchaser hereby agrees that it will file a registration statement with the Securities and Exchange Commission, allowing for the distribution of the shares of common stock of the Purchaser held by the Company to its members and the resale without further registration by the members of such common stock no later then November 30, 2007. In the event such registration statement is not filed on or before such date then Biophan shall pay to the members of the Company one percent of the value of such shares (based upon the closing price on each such date) for each month or part thereof that such registration statement is not timely filed.

7.  Miscellaneous.

7.1  Successors and Assigns. This Agreement and the rights and obligations of the Purchaser hereunder and thereunder, may be assigned by the Purchaser to (a) any person or entity to which the Units are transferred by the Purchaser pursuant to the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Purchaser or a sale or other disposition of all or substantially all of the assets of the Purchaser in one or a series of transactions or (b) to any Affiliate (as defined in the Securities Act) of the Purchaser, and in each such case, the transferee shall be deemed a "Purchaser" for purposes of this Agreement. Notwithstanding the foregoing, the Company may not assign its rights under this Agreement (whether by merger, consolidation, sale of assets, sale or equity securities or otherwise) without the prior written consent of the Purchaser.

7.2  Expenses. Except as otherwise agreed, each of the Company and the Purchaser shall be responsible for its own respective costs and expenses, including legal fees, incurred in connection with this Agreement and the transactions contemplated thereunder.

7.3  Brokers. Each of the Company and the Purchaser (a) represents and warrants to the other party hereto that it has not retained a finder, broker, investment banker or intermediary in connection with the transactions contemplated by this Agreement, and (b) will indemnify and save the other party harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

7.4  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.5  Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party shall be entitled to specific performance of the agreements and obligations of the other party hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

7.6  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof), as to all other matters.

7.7  Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, at 15 Shoen Place, Pittsford, NY 14534, Attention: General Manager, or at such other address as may have been furnished in writing by the Company to the other party hereto, with a copy to Boylan, Brown, Code, Vigdor & Wilson, LLP, 2400 Chase Square, Rochester, New York 14604, Attention: Robert F. Mechur, Esq.; or

If to the Purchaser, at 15 Schoen Place, Pittsford, New York 14534, Attention: Chief Executive Officer, or at such other address as may have been furnished in writing by the Purchaser to the other party hereto, with a copy to Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006, Attention: Gregory Sichenzia, Esq.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

7.8  Complete Agreement. This Agreement (including its Exhibits) and the Amended Operating Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. The Original Purchase Agreement and all of the rights and obligations of the parties thereunder are terminated effective as of the date hereof.

7.9  Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Purchaser, which waiver on behalf of the Company may be made only by a majority of the Company’s Board of Directors including one Director who was appointed by the Non-Biophan Founders (as defined in the Amended Operating Agreement). Any amendment, termination or waiver effected in accordance with this Section 7.10 shall be binding on all parties hereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.10  Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

7.11  Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

7.12  Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.
COMPANY:

MYOTECH, LLC

By:	/s/ Peer Portner
Name: Peer Portner
Title: Director

PURCHASER:

BIOPHAN TECHNOLOGIES, INC.

By:	/s/ John F. Lanzafame
Name: John F. Lanzafame
Title: Chief Executive Officer

Schedule 1.2(b)

Accounts Payable, as of September 30, 2007

Vendor	Amount Due
Advanta Bank	$21.95
Dr. George L. Anstadt	$36,835.00
Mark Anstadt	$17,500.00
Biomed Solutions, LLC	$9,248.42
Boylan, Brown, Code, Vigdor, Wilson, LL	$2,801.50
Buchanan Ingersoll & Rooney LLP	$68,271.97
CIT Technology Fin Serv., Inc.	$803.43
Rebecca Darner	$2,000.00
Duke University	$15,000.00
Eldredge, Fox & Porretti, LLP	$4,939.04
David Feldman, M.D.	$1,500.00
Flatiron Capital Corp.	$2,044.66
Frontier Communications of Rochester	$1,256.93
The Hartford	$993.54
Hektoen Fund 03673	$3,000.00
Jeffrey L. Helfer	$4,898.99
William L. Holman, MD	$750.00
K&L Gates	$48,068.00
Jeanne Lesniak	$17,005.40
James Lowe	$1,500.00
Mason Selkowitz McDermott	$2,925.00
Medical Elastomer Development	$26,857.17
Merlin Associates, LLC	$13,585.00
Carmelo Milano, MD	$1,500.00
Michael Milbocker	$39,128.54
NaturalNano. Inc.	$1,068.76
NetTogether	$114.60
Nixon Peabody LLP	$155.00
R. Anthony Perez-Tamayo, MD	$11,293.00
Plastech Consulting, Inc.	$1,972.50
Dr. Peer M. Portner	$51,522.33
Preston, Gates, Ellis & Rouvelas Meeds	$12,014.00
Schoen Place, LLC	$833.33
Siemens Financial Services, Inc.	$5,639.07
Michael H. Sketch, Jr., M.D.	$1,500.00
Soundwave Research Laboratories, Inc.	$8,044.25
Specialty Manufacturing Inc.	$483.67
Dr. Benjamin Sun	$1,500.00
Technology Innovations, LLC	$2,244.65
Samuel A. Tisherman, M.D.	$1,500.00
Visron Design, Inc.	$4,784.00
Wright State University	$37,500.00
Xerox Corporation	$227.53
Z & B Enterprises, Inc.	$2,531.25
$467,362.48

Schedule 3.3(b)

Myotech, LLC Unit Holders

Class A Units
George L. Anstadt	718,750
George W. Anstadt	718,750
Mark P. Anstadt	1,437,500
Jeffrey L. Helfer	862,500
Stuart G. McDonald	575,000
Biomed Solutions, LLC	1,437,500
Speech Compression Technologies, LP	12,500
Technology Innovations, LLC	12,500
Astro Instrumentation, LLC	3,071
Robert J. Wood	12,500
W. Timothy Bibens	86,250
Biophan Technologies	5,408,194
Total Class A Units	11,285,015

Class B Units
Allen, Michael P.	12,500
Amende, Bernard G.	12,500
Arcarese, Elizabeth B. & Jos. S.	12,500
Arcarese, Joseph	6,250
Bibens, Francis W.	12,500
Biomed Solutions, LLC	12,500
Bourcy, Robert Scott	2,500
Bryant, Rober D.	20,000
Calabrese, Douglas J.	10,000
Cameron, Joseph J. & Mary K.	12,500
Cantin, James F. & Debra F.	25,000
Caputo, Ron	12,500
Castelli, James V.	6,250
Cole, Matthew	2,500
Coles, Matthew E.	2,500
DeCarolis, Paul	12,500
Dubnik Family Limited Partnership	12,500
Eberhardt, Robert W / Eberhardt Jr., Robert W	37,500
Eggert, Timothy	12,500
Eggert, Timothy - IRA	25,000
Eggert, Timothy & Shelly	12,500
Elliott, Robert F.	12,500
Fay, Thomas P. & Lorraine A.	12,500
FM Office Express	7,299
Freedom Path LLC (Steve Healey)	12,500
Gantert, John A.	12,500
Gantert, Shelly M.	12,500
Gouldthorpe, Brad	12,500
Gregory W. Teren IRA Charles Schwab & Co., Inc. Custodian	7,500

Harkna, Eric	25,000
Harzallah, Wejdi	25,000
Hedgeco Holding Corp	12,500
Hedgeco Holdings Corp.	25,000
Henderson, Preston	12,500
Hoogesteger, Bruce W.	6,250
Hotaling, James P.	5,000
Ireland, John J.	12,500
Jacobson, Walter & Susie	12,500
John Gantert	5,000
John K & Kathleen S Best	12,500
John P. Wenner	53,050
Morabito, William J.	6,250
Morabito,Thomas	6,250
Parkes, Walter	12,500
Peters, Gary H.	6,250
Pillman, Stanley	75,000
Pittsford Flour Mill LLC	7,299
Popolow, Joseph	12,500
Portland, Richard C	5,000
Richmond, Richard D.	12,500
Sack, John J. & Sandra M.	25,000
Sreve M. Dubnik	12,500
Streibel, Max	2,500
Tausch, Erich K.	6,250
Technology Innovations, LLC	12,500
Teren, Gregory W.	12,500
Thomas S. Ely Revocable Living Trust	12,500
Titus, Christine M. & Jeffrey A.	12,500
Tuite, Robert J.	12,500
UBS Financial Services, as IRA Custodian for Stanley M. Pillman	125,000
Van Newkirk, Wayne & Trina	12,500
Viola, Joseph	5,000
Wihlen, John C.	2,500
Wilbert, Richard	50,000
Wood, Robert J. & Janet P.	12,500
Zahos, E. & Rockow, S.	12,500
Total Class B Units	1,043,898
12,328,913

Schedule 3.3(c)

MYOTECH, LLC
Schedule of Options and Warrants

Grantee	Agreement	Excerpt
James E. Lowe	Consulting Agreement dated 6/9/05
MYOTECH shall provide to Consultant warrants to purchase units of company equity on the following terms:

A. Five thousand (5,000) Class B Units at a strike price of ten cents ($0.10) per unit fully vested upon signing the Consulting Agreement.

B. Twenty-five thousand (25,000) Class B Units at a strike price of ten cents ($0.10) per unit with full vesting at the start of human clinical studies at Duke.

C. Twenty-five thousand (25,000) Class B Units for each one million dollars ($1,000,000) in grant monies awarded to the company that directly support the development and commercialization of the company's products for a period of three (3) years from the date this agreement is signed, fully vested on the date the monies are received by MYOTECH. Strike price to be ten cents ($0.10) per unit. MYOTECH reserves the right to not accept any grant monies that in its decision are not aligned with the business and scientific objectives of the Company.

Biophan Technologies, Inc.	Securities Purchase Agreement dated as of November 30, 2005
Section 2.3 Warrant Coverage
(a) The Purchaser shall receive .25 warrants for each Class A unit purchased by Purchaser hereunder (the “Warrants”). Such warrants shall be issued to the Purchaser simultaneously with the issuance of Class A units in accordance with Sections 2.1(a) and 2.2 above and shall be exercisable upon issuance with a warrant price equal to $2.7434 per unit and a warrant term of seven years from the date of issuance.

Certain Scientific Advisory Board Members:
Mark Anstadt
Brooks Edwards
David Feldman
William L. Holman
James E. Lowe
Douglas Mann
Robert E. Michler
Carmelo Milano
Anthony Perez-Tamayo
Peer Portner
Michael H. Sketch, Jr.
Benjamin Sun
Samuel Tisherman
	SAB Member Agreements	Each member has options to purchase five thousand (5,000) Class B Membership units at a purchase price of $.10 per unit.

Peer M. Portner	Compensation Agreement February 5, 2007	Warrants to purchase 200,000 Class A units at a price of $.10 on signing the agreement. 25,000 Class A units per quarter at a price of $.10 per unit. All units expire 5 years from date of issue.
Peer M. Portner	Granted pursuant to Board Resolution dated June 17, 2007
Warrants to purchase 400,000 Class A Units at a strike price of $.10. 50% of these, 200,000, vested immediately. The other half vest in equal portions over the 24 months following the date of issue, contingent upon continued board membership and active service, beginning as of the date of issue.

Lesniak & Associates	Independent Consultant Agreement Dated as of April 9, 2007
As of this date warrants to purchase 2,793.75 Class B units have been issued with a purchase price of $.10 per unit.
In addition to the above compensation the Company shall pay Consultant for the achievement of Company goals as mutual determined by Company and Consultants. Company shall pay Consultant 30,000 MYOTECH Equity B Unit Warrants pursuant to the Company’s Incentive Performance Plan upon written notice of FDA approval of the IDE for its first product (Gen-1). Additional Company goals shall be determined at a later date.

Schedule 3.12

Security Interests on Company property or assets not identified in the Company’s August 31, 2007 Balance Sheet

None

Schedule 3.13(a)

Patents, patent applications and trademarks

Patent Applications

Docket #	Invention	Inventors	Applic S/N, Date	Type	Pub #,Date	Foreign
1034448-000007	Sensor-equipped & Algorithm-Controlled Direct Mechanical Ventricular Assist Device	Anstadt, M, MacDonald, Helfer, Anstadt, GL, Anstadt, GW	10/607,434, 6/26/2003	Utility	2004-0267086-A1 12/30/2004	12/12/05 - EPO & China
1034448-000009	Meth&App f/Direct Mechanical Ventricular Actuation w/Favorable Conditioning & Minimal Heart Stress	Anstadt, M.P., Anstadt. G.L., MacDonald, S., Helfer, J.L., Anstadt, G.W.	10/795,098 3/5/2004	CIP	US-2006-0167334 A1, 07/27/06	PCT-MPA-800
1034448-000011	Therapeutic Agent Delivery Apparatus with Direct Mechanical Ventricular Assistance Capability	Anstadt, M.P., Amstadt. G.L., MacDonald, S., Helfer, J.L., Anstadt, G.W.	11/143,542 6/2/2005	Div	US-2005-0234289 A1, 10/20/05
1034448-000013	Sensor-Equipped and Algorithm-Controlled Direct Mechanical Ventricular Assist Device	Anstadt, Mark P., Anstadt, George L., MacDonald, Stuart G., Helfer, Jeffrey L., Anstadt, George W.	11/359,543, 2/23/2006	DIV	US-2006-0142634 A1, 06/29/06

1034448-000016	Sensor-Equipped and Algorithm-Controlled Direct Mechanical Ventricular Assist Device	Anstadt, Mark P.; Anstadt, George L.; MacDonald, Stuart G.; Helfer, Jeffrey, L.; Anstadt, George W.	2,530,574, 12/22/05	Canada
1034448-000017	Sensor-Equipped and Algorithm-Controlled Direct Mechanical Ventricular Assist Device	Anstadt, M.P.; Anstadt, G.L.; MacDonald, S.G.; Helfer, J.L.; Anstadt, G.W.	04777156.3, 01/19/06	EPO
1034448-000018	Sensor-Equipped and Algorithm Controlled Direct Mechanical Ventricular Assist Device	Anstadt, M.P.; Anstadt, George L.; MacDonald, S. G.; Helfer, J.L.; Anstadt, George W.	89/DELNP/2006, 01/05/06	India
1034448-000019	Sensor-Equipped and Algorithm-Controlled Direct Mechanical Ventricular Assist Device	Anstadt, M.P.; Anstadt, G.L.; MacDonald, S.G.; Helfer, J.L.; Anstadt, G.W.	200480023755.8, 03/14/06	China	1838971, 09/27/06
1034448-000020	Sensor-Equipped and Algorithm-Controlled Direct Mechanical Ventricular Assist Device	Anstadt, M.P.; Anstadt, G.L.; MacDonald, S.G.; Helfer, J.L.; Anstadt, G.W.	2006-517710, 12/22/05	Japan

1034448-000021	Method & Apparatus for Direct Mechanical Ventricular Actuation with Favorable Conditioning and Minimal Heart Stress	Anstadt, MP, Anstadt, GL, MacDonald, Helfer, Anstadt, GW	11/302,322, 12/14/05	CIP	US2006-0211909 A1, 09/21/06
1034448-000025	Method and Apparatus for Direct Mechanical Ventricular Actuation with Favorable Conditioning and Minimal Heart Stress	Anstadt, Mark P.; Anstadt, George L.; MacDonald, Stuart, G.; Helfer, Jeffrey, L.; Anstadt, George W.	05 713 894.3, 9/5/2006	EPO	1748807, 02/07/07
1034448-000026	Method and Apparatus for Minimally Invasive Direct Mechanical Ventricular Actuation	MacDonald, Stuart G.; Perez-Tamayo, Ruheri A.; Anstadt, George W.	PCT/US2006/045492, 11/28/06	PCT	WO 2007/062239 A2, 05/31/07

Marks

Mark	Application #, Registration # & Date	Filed/ Publication Date	Identification	Owner

MYOTECH	78/381,008	3/9/2004, 7/5/2005	Biomedical devices, namely cardiac assist devices utilizing direct mechanical ventricular actuation. Intl Class: 010, Basis: 1(b)	Myotech
YOUR HEART.YOUR LIFE	78/872,259	4/28/2006	Cardiac assist device International Class 010: Cardiac assist devices for supporting blodd flow. Intl Class: 010, Basis: 1(b)	Myotech

Schedule 3.13(b)

Agreements and Licenses pertaining to the Company Intellectual Property

"Company Intellectual Property" means the Intellectual Property owned by or licensed to the Company and incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

"Intellectual Property" means all: (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof; (D) mask works and registrations and applications for registration thereof; (E) computer software, data and documentation; (F) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (G) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (H) copies and tangible embodiments thereof.

"Customer Deliverables" mean (A) the products that the Company currently manufactures, markets, sells or licenses and (B) the services that the Company currently provides.

"Internal Systems" means the internal systems of the Company that are used in its business or operations, including, computer hardware systems, software applications and embedded systems.

There are no agreements or licenses pertaining to Company Intellectual Property. The original exclusive license agreement between Advanced Resuscitation, LLC (ARLLC) was eliminated by the Assignment Agreement executed December 20, 2005.

Schedule 3.13(c)

Allegations of infringement violation or misappropriation of Intellectual Property rights

The Company has not received any complaints, claims, notices, or written threats thereof, alleging any infringement, violation or misappropriation of any Intellectual Property rights of any person or entity.

Schedule 3.13(d)

Licenses and agreements third parties with respect to Company Intellectual Property.

The Company has neither licensed, nor entered into any agreement to license, nor in any manner granted any rights to any third party with respect to any Company Intellectual Property.

Further, the Company has not indemnified any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Company Intellectual Property.

Schedule 3.13(e)

Company licenses of others’ Intellectual Property

The Company regularly uses commodity software programs such as Microsoft Windows and LabView. The Company also regularly uses Internet search engines and the Delphion patent database under contract. Other than these, the Company uses no Intellectual Property owned by others.

Schedule 3.13(f)

Disclosure of source code

The Company has neither disclosed, nor entered into any agreement with any individual or entity to disclose, software source code or related confidential information.